Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) among FUDA GROUP (USA) CORPORATION, a Delaware corporation (“Acquirer”), MARVEL INVESTMENT CORPORATION LIMITED, a private company organized under the laws of Hong Kong (“Target”) and the persons listed in Exhibit A hereof (collectively the “Shareholders”), being the owners of record of all of the issued and outstanding ordinary shares of Target.

References below to “HK$” mean to Hong Kong Dollars. References below to “$” (without use of the acronym “HK” refer to U.S. Dollars).

Whereas, Acquirer wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding securities of Target in a transaction intended to qualify as a reorganization within the meaning of section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, Acquirer, Target, and the Shareholders adopt this plan of reorganization and agree as follows:

1.         Exchange of Stock

1.1       Number of Shares. The Shareholders agree to transfer to Acquirer at the Closing (defined below) the number of ordinary shares of Target, HK$1.00 par value per share, shown opposite their names in Exhibit A, in exchange for an aggregate of 62,000,000 shares of voting common stock of Acquirer, $0.0001 par value per share.

1.2       Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing Target ordinary shares shall surrender such certificate(s) for cancellation to Acquirer, and shall receive in exchange a certificate or certificates representing the number of full shares of Acquirer common stock into which the ordinary shares of Target represented by the certificate or certificates so surrendered shall have been converted. The transfer of Target shares by the Shareholders shall be effected by the delivery to Acquirer at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3       Fractional Shares. Fractional shares of Acquirer common stock shall not be issued, but in lieu thereof Acquirer shall round up fractional shares to the next highest whole number.

1.4       Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Acquirer may request in order more effectively to sell, transfer, and assign the transferred shares to Acquirer and to confirm Acquirer's title thereto.

2.         Exchange of Other Securities.

2.1       Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of Target owned by the Shareholders shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Acquirer.

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2.2       Ratio of Exchange. The securities of Target owned by the Shareholders, and the relative securities of Acquirer for which they will be exchanged, are set out opposite their names in Exhibit A.

3.         Closing. The Closing contemplated herein shall be held on September 8, 2015 at the principal offices of Acquirer, unless another place or time is agreed upon by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated, delayed or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.         Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented Target ordinary shares shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Acquirer common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Target ordinary shares until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.         Representations and Warranties of Target

Target represents and warrants as follows:

5.1       Corporate Status. Target is a company limited by shares duly organized, validly existing, and in good standing under the laws of Hong Kong.

5.2       Capitalization. The authorized capital stock of Target consists of 1,000,000 shares, HK$1.00 par value per share, of which 10,000 shares are issued and outstanding, all fully paid and non-assessable.

5.3       Subsidiaries. Target has one subsidiary: Liaoning Fuda Mining Co., Ltd.

5.4       Financial Statements. The audited financial statements of Target for the fiscal years ending December 31, 2014 and December 31, 2013, respectively, and the reviewed financial statements for the six-month period ending June 30, 2015, (together, and collectively, “Target’s Financial Statements”) furnished to Acquirer are correct and fairly present the financial condition of Target as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5       Undisclosed Liabilities. Target had no liabilities of any nature except to the extent reflected or reserved against in Target’s Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Target's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Target's Financial Statements.

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5.6       Absence of Material Changes. Between the date of Target’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Target and delivered to Acquirer, (1) any changes in Target's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Target's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Target's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7       Litigation. There is no litigation or proceeding pending, or to Target’s knowledge threatened, against or relating to Target, its properties or business, except as set forth in a list certified by the president of Target and delivered to Acquirer.

5.8       Contracts. Target is not a party to any material contract except as set forth in a list certified by the president of Target and delivered to Acquirer.

5.9       No Violation. Execution of this Agreement and performance by Target hereunder has been duly authorized by all requisite corporate action on the part of Target, and this Agreement constitutes a valid and binding obligation of Target, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Target is subject or by which Target is bound.

5.10     Title to Property. Target has good and marketable title to all properties and assets, real and personal, reflected in Target's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Target's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

5.11     Corporate Authority. Target has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.12     Access to Records. From the date of this Agreement to the Closing, Target will (1) give to Acquirer and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Acquirer may inspect and audit them and (2) furnish such information concerning Target's properties and affairs as Acquirer may reasonably request.

5.13     Confidentiality. Until the Closing (and permanently if there is no Closing), Target and the Shareholders will keep confidential any information which they obtain from Acquirer concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Target and the Shareholders will return to Acquirer all written matter with respect to Acquirer obtained by them in connection with the negotiation or consummation of this Agreement.

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6.         Representations and Warranties of the Shareholders

The Shareholders, individually and separately, hereby represent and warrant as follows:

6.1        Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Target shares which are listed in the attached schedule and which they have contracted to exchange.

6.2       Litigation. There is no litigation or proceeding pending, or as to each Shareholder’s knowledge threatened, against or relating to the shares of Target held by the Shareholders.

7.         Representations and Warranties of Acquirer

The Acquirer represents and warrants as follows:

7.1       Corporate Status. Acquirer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2       Capitalization. The authorized capital stock of Acquirer consists of: (i) 480,000,000 shares of common stock, $0.0001 par value per share, of which 146,339,733 shares are issued and outstanding, all fully paid and non-assessable; and (2) 20,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding at the present time.

7.3       Subsidiaries. Acquirer has no subsidiaries at the present time.

7.4       Public Company. Acquirer filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on Form 10-12G registering its common stock.

7.5       Public Filings. As of the present date, Acquirer has filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6       Financial Statements. The audited financial statements of Acquirer for the period from September 25, 2014 (inception) to December 31, 2014, and the reviewed financial statements for the six months ending June 30, 2015, (together, and collectively, “Acquirer’s Financial Statements”) furnished to Target are correct and fairly present the financial condition of Acquirer as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7       Undisclosed Liabilities. Acquirer had no liabilities of any nature except to the extent reflected or reserved against in Acquirer's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Acquirer's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Acquirer's Financial Statements.

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7.8       Absence of Material Changes. Between the date of Acquirer’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Acquirer and delivered to Target, (1) any changes in Acquirer's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Acquirer's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Acquirer's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9       Litigation. There is no litigation or proceeding pending, or to Acquirer’s knowledge threatened, against or relating to Acquirer, its properties or business, except as set forth in a list certified by the president of Acquirer and delivered to Target.

7.10     Contracts. Acquirer is not a party to any material contract other than those listed as an attachment hereto.

7.11     No Violation. Execution of this Agreement and performance by Acquirer hereunder has been duly authorized by all requisite corporate action on the part of Acquirer, and this Agreement constitutes a valid and binding obligation of Acquirer, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Acquirer is subject or by which Acquirer is bound.

7.12     Title to Property. Acquirer has good and marketable title to all properties and assets, real and personal, reflected in Acquirer's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Acquirer's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.13     Corporate Authority. Acquirer has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.14     Confidentiality. Until the Closing (and permanently if there is no Closing), Acquirer and its representatives will keep confidential any information which they obtain from Target concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Acquirer will return to Target all written matter with respect to Target obtained by it in connection with the negotiation or consummation of this Agreement.

7.15     Investment Intent. Acquirer is acquiring the Target shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Acquirer has no commitment or present intention to liquidate Target or to sell or otherwise dispose of its stock.

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8.         Conduct Pending the Closing

Acquirer, Target and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1       No change will be made in the charter documents, by-laws, or other corporate documents of Acquirer or Target.

8.2       This Agreement will be submitted for shareholder approval with a favorable recommendation by the Board of Directors of each of Target and Acquirer and the Board of Directors of each will use its best efforts to obtain the requisite shareholder approval.

8.3       Target and Acquirer will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4       None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Target ordinary shares owned by them.

9.         Conditions Precedent to Obligation of Target and the Shareholders

Target’s and the Shareholder’s obligation to consummate this exchange shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived by Target or the Shareholders as appropriate:

9.1       Acquirer's Representations and Warranties. The representations and warranties of Acquirer set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2       Acquirer's Covenants. Acquirer shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3       Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Acquirer.

9.4       Supporting Documents of Acquirer. Acquirer shall have delivered to Target and the Shareholders supporting documents in form and substance reasonably satisfactory to Target and the Shareholders, to the effect that:

(a) Acquirer is a corporation duly organized, validly existing, and in good standing;

(b) Acquirer's authorized capital stock is as set forth herein;

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(c) Certified copies of the resolutions of the board of directors of Acquirer authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of Acquirer;

(e) Acquirer’s Financial Statement; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.      Conditions Precedent to Obligation of Acquirer

Acquirer's obligation to consummate this merger shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived by Acquirer:

10.1     Target’s and the Shareholder’s Representations and Warranties. The representations and warranties of Target and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2     Target’s and the Shareholders’ Covenants. Target and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3     Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Target.

10.4     Shareholder Execution. This Agreement shall have been executed by the required number of shareholders of Target.

10.5     Supporting Documents of Target. Target shall have delivered to Acquirer supporting documents in form and Substance reasonably satisfactory to Acquirer to the effect that:

(a) Target is a corporation duly organized, validly existing, and in good standing;

(b) Target's capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of Target authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of Target;

(e) Target’s Financial Statements; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

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11.      Indemnification

11.1     Indemnification of Acquirer. Target and the Shareholders severally (and not jointly) agree to indemnify Acquirer against any loss, damage, or expense (including reasonable attorney fees) suffered by Acquirer from (1) any breach by Target or the Shareholders of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by Target or the Shareholders herein; provided, however, that (a) Acquirer shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Acquirer shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Acquirer to the extent of insurance proceeds paid to, or tax benefits realizable by, Acquirer as a result of the event giving rise to such right to indemnification.

11.2     Proportionate Liability. The liability of each Shareholder under this Section shall be in the proportion that the total number of Acquirer shares to be received by him bears to the total number of Acquirer shares to be received by all the Shareholders and shall in no event exceed 25 percent of the value of the Acquirer shares received by such Shareholder. With respect to Shareholders that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3     Indemnification of Target and the Shareholders. Acquirer agrees to indemnify Target and the Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by Target or by any of the Shareholders from (1) any breach by Acquirer of this Agreement or (2) any inaccuracy in or breach of any of Acquirer's representations, warranties, or covenants herein.

11.4     Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12.      Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Target, the Shareholders or Acquirer if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Target, the Shareholders or Acquirer if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13.       Intentionally Omitted.

14.       Survival of Representations and Warranties. The representations and warranties of Target, the Shareholders and Acquirer set out herein shall survive the Closing.

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15.       Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

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16.       General Provisions

16.1      Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

16.2      Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived by the party to whom such compliance is owed.

16.3      Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

16.4      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Acquirer, to:

FUDA GROUP (USA) CORPORATION

48 Wall Street

11th Floor

New York, NY 10005

U.S.A.

If to Target, to

MARVEL INVESTMENT CORPORATION LIMITED

Room 801-2

Easey Commercial Building

253-261 Hennessy Road

Wanchai, Hong Kong

16.5      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

16.6      Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7      Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile or electronic transmission shall be deemed to be evidence of the original execution thereof.

16.8      Effective Date. This effective date of this Agreement shall be September 8, 2015, or such other date as the parties otherwise agree.

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FUDA GROUP (USA) CORPORATION

By: /s/ Xiaobin Wu
Name: Xiaobin Wu
Title: President

MARVEL INVESTMENT CORPORATION LIMITED

By: /s/ Xiaobin Wu
Name: Xiaobin Wu
Title: Director

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APPROVED AND ACCEPTED:

By: /s/ Xiaobin Wu
Shareholder Name:	Xiaobin Wu
Number of Shares:	10,000

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Exhibit A

Shareholder	Shares of Target	Shares of Acquirer
Name/Address	to be Transferred	to be Received

Xiaobin Wu	10,000	62,000,000

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